Exhibit 10.35

AWARD LETTER AGREEMENT

This AWARD LETTER AGREEMENT (this “Award Agreement”) is made and entered into on March 13, 2020 (the “Effective Date”), by and between Gerald F. Willinger (“Executive”) and Sanchez Midstream Partners GP LLC, a Delaware limited liability company (“Company”) and the general partner of Sanchez Midstream Partners LP, a Delaware limited partnership (“Partnership”).  Executive and the Company are collectively referred to herein as the “Parties,” and individually as a “Party.”

WHEREAS, the Parties entered into that certain Executive Services Agreement, dated as of August 2, 2019 (the “Executive Agreement”);

WHEREAS, Section 3(c) of the Executive Agreement provides that Executive shall be eligible to receive awards (the “LTIP Bonus”) under the Partnership’s Long-Term Incentive Plan (the “Plan”) and to participate in any long-term incentive programs available generally to the Company’s executive officers, both as determined in the sole discretion of the board of directors of the Company (the “Board”);

WHEREAS, the Company adopted the Plan to provide officers, such as Executive, a means to develop a sense of ownership and personal involvement in the development and financial success of the Partnership and to encourage officers, such as Executive, to remain with and devote their best efforts to the business of the Partnership and, in doing so, advance the interests of the Partnership and its unitholders;

WHEREAS, during the last twelve months, the price of the Partnership’s common units representing limited partner interests (“Common Units”) as listed on the NYSE American stock exchange has dropped from a high of $3.60 to a low of $0.22 (the “Common Unit Price Decline”);

WHEREAS, as a result of the Common Unit Price Decline, the dilutive effect of an LTIP Bonus to Executive under the Plan would not advance the interests of the Partnership and its unitholders;

WHEREAS, on the date of the execution of this Award Agreement, the Board in its discretion elected to grant an award to Executive with respect to the performance of the Partnership in fiscal 2019 in an amount equal to $1,300,000 (the “Executive Award”); and

WHEREAS, as a result of the Board’s determination, the Parties wish to memorialize their agreement with respect to the terms and conditions of the Executive Award.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound, mutually agree as follows:

1.LTIP Bonus.  The Executive Award shall have a grant date value of $1,300,000; provided, that the determination as to the form of the award shall be determined between the Effective Date and March 1, 2021.  Such determination shall be in the sole discretion of the Board and shall reflect the type of award which the Board determines best advances the interests of the Partnership and its unitholders.  If the Board determines that the Executive Award shall be granted under the Plan, then the Board shall also approve the form of award agreement for Executive at such time.
2.Governing Law.  This Award Agreement shall be interpreted and enforced with the laws of the State of Texas, without regard to the principles of conflict of laws.
3.Tax Withholding. Company may withhold from any payments or benefits referenced under this Award Agreement, and payable from the Company to Executive, all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling, and any deductions authorized by Executive.
4.Entire Agreement:  The Executive Agreement and this Award Agreement constitutes the entire agreement between Executive and Company with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, discussions, negotiations, and/or undertakings, whether written or oral.  Executive specifically agrees that Notwithstanding the foregoing, for the avoidance of doubt, nothing in this Award Agreement supersedes or affects the validity of any indemnification agreement, long term incentive plan, or equity, severance, bonus or other similar agreement between Executive and Company, or any of its parents, subsidiaries, affiliates, or related companies, or any of their successors, which shall remain in effect in accordance with their terms.
5.Successors and Assigns; Third Party Beneficiary:
(a)This Award Agreement shall be binding upon and shall inure to the benefit of Company, and its successors and assigns, and Company shall require any successor or assign to expressly assume and agree to perform the Executive Agreement and this Award Agreement in the same manner and to the same extent that Company would be required to perform the Executive Agreement and this Award Agreement if no such succession or assignment had taken place. The term “Company” as used herein shall include each such entity’s successors and assigns. The term “successors and assigns” as used herein shall include, without limitation, a corporation or other entity acquiring a majority ownership of Company or all or substantially all the assets and business of Company (including this Award Agreement), whether by operation of law or otherwise.
(b)Neither this Award Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, or by Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Award Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.

6.Notices: All notices and all other communications provided for in this Award Agreement (including the Notice of Termination) shall be provided in writing and shall be sent via overnight delivery (with proof of delivery retained by the sending Party) to the following addresses:

IF TO COMPANY:

Sanchez Midstream Partners GP LLC

c/o Sanchez Midstream Partners LP

1000 Main Street, Suite 3000

Houston, Texas 77002

Attention: General Counsel

With a copy to:

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: Philip M. Haines

IF TO EXECUTIVE:

Gerald F. Willinger

c/o Sanchez Midstream Partners LP

1000 Main Street, Suite 3000

Houston, Texas 77002

7.Modification or Amendment: This Award Agreement may not be modified, altered, or amended, nor shall any new contract be entered into between the Parties hereto, except in a writing signed by both Executive and the Company and approved by the Board.
8.Headings:  Headings and other captions in this Award Agreement are for convenience of reference only and shall not be used in interpreting, construing, or enforcing any of the provisions of this Award Agreement.
9.Counterparts.  This Award Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.  PDF, and other true and accurate copies of this Award Agreement shall have the same force and effect as originals hereof.

[Signature Page Follows]

SANCHEZ MIDSTREAM PARTNERS GP LLC

Dated:  March 13, 2020By:  /s/ Charles C. Ward

Name: Charles C. Ward

Title: Chief Financial Officer & Secretary

EXECUTIVE

Dated:  March 13, 2020/s/ Gerald Willinger

Name: Gerald F. Willinger

Signature Page to Award Letter Agreement (G. Willinger)